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                                  EXHIBIT 21.1

                    THE CHILDREN'S PLACE RETAIL STORES, INC.

                           SUBSIDIARIES OF THE COMPANY

The Children's Place Retail Stores, Inc. has the following wholly owned subsidiaries:

      TCPIP, Inc., a Delaware Corporation.

      The Children's Place (Hong Kong) Limited, a Hong Kong Corporation.

      thechildrensplace.com, inc., a Delaware Corporation.

      The Children's Place (Australia) Pty. Ltd., an Australian Corporation.

      The Children's Place (Virginia), Inc., a Virginia Corporation.

      TCP Canada, Inc., a Nova Scotia Limited Liability Company.

      TCP Resources, LLC, a Delaware Limited Liability Company.

      The Children's Place Canada Holdings, Inc., a Delaware Corporation.

      TCP Investment Canada I Corp., a Nova Scotia Unlimited Liability Company.

      TCP Investment Canada II Corp., a Nova Scotia Unlimited Liability Company.

      The Children's Place (Canada), LP, an Ontario Limited Partnership.